AFA Private Credit Fund 486BPOS

Exhibit 99(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated June 28, 2024, relating to the financial statements and financial highlights of AFA Private Credit Fund (formerly AFA Multi-Manager Credit Fund) for the year ended April 30, 2024, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Chicago, Illinois

August 28, 2024